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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of Earliest Event Reported): June 12, 2002

PracticeWorks, Inc. (Exact name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	000-16079 Commission File Number	52-2259090 (IRS Employer Identification No.)
1765 The Exchange Atlanta, Georgia (Address of principal executive offices)	30339 (Zip Code)
Registrant's telephone number, including area code: 770-850-5006

NOT APPLICABLE
(Former name or former address, if changed since last report)

Item 5.    Other Events.

        On June 7, 2002, the Registrant announced the public offering of 4,523,026 shares of Common Stock, priced at $15.50 per share, of which 3,750,000 shares were offered by the Company and 773,026 shares were offered by existing stockholders. The Offering closed on June 12, 2002. At the closing, the Company also sold an additional 678,454 shares pursuant to the exercise by the Underwriters of their over-allotment option. As a result, the Company received proceeds of $64.5 million (net of underwriting discounts but before other expenses of the offering). The selling stockholders included WebMD Corporation, FINOVA Capital Corporation and Torchmark Holdings Limited, all of whom sold in the offering all their shares that had previously been registered for resale by the Registrant (See Form S-3 SEC Registration No. 333-85106).

        The Registrant is using the proceeds as follows:

  •
  approximately $21 million to repay all outstanding indebtedness under its existing credit facility; and

  •
  $15 million as partial consideration for the retirement of its Series A Convertible Preferred Stock.

        The balance of the proceeds net of expenses of the offering, or approximately $27.8 million, will be used to pursue possible acquisitions or strategic investments in complementary businesses, technologies and products and to fund working capital requirements and for general corporate purposes.

        In connection with the retirement of the Series A Convertible Preferred Stock, the Registrant issued warrants to purchase 450,000 shares of Common Stock with an exercise price equal to $15.50 to the former holder of the Series A Convertible Preferred Stock. These warrants may be exercised at any time within seven years from the date of issuance. Also in connection with the Offering, the holder of the Registrant's Series C Convertible Preferred Stock converted its remaining shares of Series C Convertible Preferred Stock for shares of Common Stock. As a result, the Registrant no longer has any Series C Convertible Preferred Stock outstanding.

        A copy of the press release announcing the Offering is attached to this filing as Exhibit 99 and is incorporated herein by reference.

Item 7.    Financial Statements, Proforma Financial Information and Exhibits

(c) Exhibits

        99. Press Release

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PRACTICEWORKS, INC.
By:	/s/ JAMES A. COCHRAN
	Name:	James A. Cochran
	Title:	Senior Vice President and Chief Financial Officer

Date: June 14, 2002

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  Item 5. Other Events.
  Item 7. Financial Statements, Proforma Financial Information and Exhibits
SIGNATURES